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Exhibit 3.22

State of Delaware

[SEAL]

Office of Secretary of State

        I, Walton H. Simpson, Secretary of State of the State of Delaware, do hereby certify that the above and forgoing is a true and correct copy of Certificate of Incorporation of the "MAPLE MEADOW MINING COMPANY", as received and filed in this office the fourteenth day of July, A.D. 1972, at 10 o'clock A.M.

In Testimony Whereof, I have hereunto set my hand and official seal at Dover this fourteenth day of July in the year of our Lord one thousand nine hundred and seventy-two.
[SEAL]	/s/ WALTON H. SIMPSON
Secretary of State
/s/ [ILLEGIBLE]
Ass't Secretary of State

CERTIFICATE OF INCORPORATION

OF

MAPLE MEADOW MINING COMPANY

        FIRST. The name of the Corporation is MAPLE MEADOW MINING COMPANY.

        SECOND. Its registered office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington., Delaware 19899.

        THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on, are:

  To carry on the sole business of exploring for minerals and/or developing or operating mines, to sell the products of such mines, and in general to engage in any lawful act or activity for which corporations may be formed under the General Corporation Law of Delaware, but only to the extent such act or activity implements and is related to the sole business of the corporation stated above.

        FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 305,650 which shall be classified as follows:

  300,650 shares of $8.00 Cumulative Preferred Stock without par value (hereinafter called "Cumulative Preferred Stock");

  5,000 shares of Common Stock without par value (hereinafter called "Common Stock").

        Until the subscription price for a share of stock is paid in full, such share of stock shall not be deemed to be outstanding, a certificate for such share shall not be issued, such share shall not be entitled to any voting rights or dividend rights, and the subscriber to such share shall not, by reason of subscribing therefor, be deemed a shareholder of the Corporation or a holder of such share of such stock for any purposes whatever. After the subscription price for a share of stock is paid in full, whether or not a certificate for such share of stock shall have been issued, such share of stock shall be deemed to be outstanding, and the subscriber to such share shall be deemed a shareholder of the Corporation and a holder of such share of stock and shall be entitled to all voting rights, dividends rights and all other rights provided for herein and by law.

        Any subscription for Common Stock or for Cumulative Preferred Stock may be assigned by the Corporation and reassigned by any assignee thereof.

Statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of the shares of Cumulative Preferred Stock.

        SECTION 1. The holders of record of shares of Cumulative Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, dividends at the rate of Eight Dollars ($8.00) per share per annum, payable quarterly on the fifteenth days of March, June, September and December in each year in preference to and in priority over dividends upon the Common Stock and all other shares junior to the Cumulative Preferred Stock. Such dividends shall be cumulative from, the first day of the quarterly period beginning March 15, June 15, September 15 or December 15 in which such shares were originally issued; provided, however, that if the share of stock is issued after the beginning of any quarterly period the quarterly dividend payable at the end of such quarterly period shall accrue and be cumulative only from the date of issuance thereof.

        SECTION 2. All or any part of the shares of Cumulative Preferred Stock are subject to call for redemption and may be redeemed by the Corporation at any time at the option of the Corporation upon notice mailed not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such redemption, addressed to the holders of record of the shares of Cumulative Preferred Stock to be redeemed as shown by the books of the Corporation, not less than thirty (30) nor more than sixty (60) days prior to such redemption date, at the redemption price of $100 per share.

        At any time before or after notice has been given as above provided, the Corporation may deposit the aggregate redemption price of the shares of Cumulative Preferred Stock to be redeemed with any bank or trust company in the City of New York, New York, having capital and surplus of more than Twenty Million Dollars ($20,000,000), named in such notice, directed to be paid to the respective holders of the shares of Cumulative Preferred Stock so to be redeemed, in amounts equal to the redemption price of all shares of Cumulative Preferred Stock so to be redeemed, on endorsement and surrender of the stock certificate or certificates held by such holders, and upon the making of such deposit such holder shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no interest in or claim against the Corporation with respect to such shares and shall be entitled only to receive such moneys from such bank or trust company without interest. In case less than all of the outstanding shares of Cumulative Preferred Stock are to be redeemed, the Corporation shall select the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

        If the holders of shares of Cumulative Preferred Stock which shall have been called for redemption shall not, within ten years after such deposit, claim the amount deposited for the redemption thereof, any such bank or trust company shall upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.

        All shares of Cumulative Preferred Stock redeemed by call shall be canceled and not again issued.

        SECTION 3. Upon any dissolution, liquidation or wining up of the Corporation the holders of shares of Cumulative Preferred Stock shall be entitled to receive, or to be deposited in trust for them as provided in Section 2 next preceding, out of the assets of the Corporation, whether from capital, surplus or from earnings, before any distribution of any assets shall be made to the holders of Common Stock or other shares Junior to the Cumulative Preferred Stock, an amount which shall be equal to $100 per share plus accrued unpaid dividends to the date fixed for distribution. The holders of Cumulative Preferred Stock shall be entitled to no further participation in any distribution.

        SECTION 4. During any period or periods when the Corporation is in default in the payment of any quarterly dividend upon the Cumulative Preferred Stock the Corporation shall not purchase or redeem any outstanding shares of Cumulative Preferred Stock except pursuant to a general offer or call for tenders made in writing to all holders of record of all shares of Cumulative preferred Stock outstanding at the time of such offer or call.

        SECTION 5. The holders of shares of Cumulative Preferred Stock shall not be entitled to vote or participate in any action of shareholders of the Corporation except as hereinafter provided. If, and so often as, the Corporation shall be in default in the payment of eight quarterly dividends at the rate of Eight Dollars ($8.00) per share per annum on the shares of Cumulative Preferred Stock, whether or not earned or declared, the holders of shares of Cumulative Preferred Stock shall, as a class, be entitled to participate in all actions of shareholders of the Corporation and to one vote for each share of Cumulative Preferred held provided that the voting rights provided for herein when the same shall become vested shall remain so vested until all accrued unpaid dividends on the Cumulative Preferred Stock shall have been paid or declared and set apart for payment whereupon the holders of the Cumulative Preferred Stock shall be divested of their voting rights subject to the revesting of such rights in the event hereinabove specified in this Section.

        The right to vote vested in the holders of record of shares of Cumulative Preferred Stock in the event of default as herein provided shall not deprive such holders of the exercise of any right that they may have at law, in equity or by statute to enforce any provision with respect to the shares of Cumulative Preferred Stock.

        If, in the event of default entitling the holders of the Cumulative Preferred Stock to vote, as above provided, the annual meeting of shareholders of the Corporation shall for any reason not be held and Directors elected at the time specified therefor in the code of Regulations of the Corporation, then a special meeting of the shareholders for the purpose of electing Directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, any holder of record of one or more shares of Cumulative Preferred Stock at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders. At meetings so called, the only quorum requirement shall be the presence or representation thereat of the holders of five percent (5%) of the shares of Cumulative Preferred Stock outstanding. At any such meeting the election of Directors shall be valid notwithstanding that a quorum of the outstanding shares of the Common Stock may not have been present or represented thereat.

        FIFTH. The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000).

        SIXTH. The names and mailing addresses of the incorporators are as follows:

Names	MAILING ADDRESS
S. E. Widdoes	100 West Tenth Street Wilmington, Delaware 19801
W. J. Reif	100 West Tenth Street Wilmington, Delaware 19801
J. L. Rivera	100 West Tenth Street Wilmington, Delaware 19801

        SEVENTH. The Corporation is to have perpetual existence.

        EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

        NINTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          To make, alter or repeal the bylaws of the Corporation.

          To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

          To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

        TENTH. Meetings of stockholders may be held outside the State of Delaware, if the bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by ballot unless the bylaws of the Corporation shall so provide.

        ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 14th day of July, 1972.

/s/ S. E. WIDDOES S. E. Widdoes
/s/ W. J. REIF W. J. Reif
/s/ J. L. RIVERA J. L. Rivera

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Exhibit 3.22